UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 3, 2009

U.S. Canadian Minerals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-25523	33-08843633
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

   1280 Alexandria Court
  McCarran, Nevada   89343

(Address of Principal Executive Officers)                  (Zip Code)

Registrant's telephone number, including area code: 775-343-1000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Section 8 - Other Events

 Item 8.01.  Other Events

On June 2, 2009, U.S. Canadian Minerals, Inc. (the “Company” or “USCN”) received a “Report on Preliminary Exploration” (the “Report”) prepared and submitted by Duncan Bain, B.Sc., P.Geo., President of Duncan Bain Consulting, Ltd. of London, Canada. Mr. Bain had been retained by USCN to serve as a geological consultant to the Company, specifically to survey the COD mine located in Mojave County, Arizona. The Report was formatted on Canadian National Instrument 43-101 (“NI 43-101”) which is a mineral resource classification that provides guidelines for the public disclosure of scientific and technical information relating to mineral properties. The Report contained mineral reserve estimates with respect to the COD mine which used Canadian reserve definitions. In addition, the Report was not submitted, reviewed or approved by appropriate Canadian regulatory authorities nor was the Report filed with the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”). The Report is thereby non-compliant and the Company issued a press release on June 9, 2009 advising the public of such fact.

On June 3, 2009, the Company filed a Current Report on Form 8-K with the Securities Exchange Commission (“SEC”). The Form 8-K contained reserve estimates that were drawn from the Report and were consequently expressed on a basis that is inconsistent with American standards as defined by Section C of Industry Guide 7. The Form 8-K also contained an estimated value of the reserves as reported.

In a letter dated July 17, 2009 the SEC advised the Company that “estimates other than proven or probable reserves, and any estimated values of such reserves may not be disclosed and also Canadian reserve definitions may not indicate proven or probable reserves for a U.S. based company under Industry Guide 7.” In light of the issues identified by the SEC the Company files this amendment to the Report. The Report has been removed from the Company’s website – www.uscanadianmin.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2009

U.S. Canadian Minerals, Inc. By: /s/ Thomas E. Barton Chown
General Counsel